Exhibit 99.1

INVESTORS TITLE COMPANY

2019 STOCK APPRECIATION RIGHTS PLAN

ARTICLE I

GENERAL PROVISIONS

Section 1.1                          Purpose.  This 2019 Stock Appreciation Rights Plan (the “Plan”) of Investors Title Company and its subsidiaries (the "Company") is intended to induce those persons who are in a position to contribute materially to the success of the Company to remain with the Company, to offer them rewards in recognition of their contributions to the Company and to offer them incentives to continue to promote the Company’s best interests.
Section 1.2                          Administration.  The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”).
Section 1.3                          Authority of Committee.
(a)            Subject to the other provisions of this Plan, the Committee shall have sole authority in its absolute discretion: to grant stock appreciation Rights (“SARs”) pursuant to Article II under the Plan; to determine the officers, employees and directors to whom SARs shall be granted under the Plan; to determine the number of shares subject to any SAR under the Plan; to fix the exercise price and the duration of each SAR granted under the Plan; to establish corporate or individual performance or other vesting standards for SARs granted under the Plan; to establish any other terms and conditions of SARs granted under the Plan; and to accelerate the time at which any outstanding SAR granted under the Plan may be exercised.  The Board may also grant SARs from time to time to consultants who are not employees of the Company.  No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any SAR granted thereunder.  In addition, directors or former directors of the Company, including members or former members of the Committee, shall be entitled to indemnification by the Company to the extent permitted by applicable law and by the Company’s Articles of Incorporation or Bylaws with respect to any liability or expense arising out of such person’s participation in the administration of this Plan.
(b)            Subject to the other provisions of this Plan, and with a view to effecting its purpose, the Committee shall have sole authority in its absolute discretion: to construe and interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; to make any other determinations relating to the Plan; and to do everything necessary or advisable to administer the Plan.
(c)            All decisions, determinations, and interpretations made by the Committee shall be binding and conclusive on all SAR grantees and on their legal representatives, heirs and beneficiaries.
Section 1.4                          Shares Subject to the Plan: Reservation of Shares.  The maximum aggregate number of shares of common stock of the Company available pursuant to the Plan for the grant of SARs, subject to adjustments as provided in Section 1.6, shall be 250,000 shares of the Company's common stock, no par value (the "Common Stock").  The aggregate number of shares of Common Stock with respect to which SARs under the Plan may be granted to any individual (including SARs that are subsequently cancelled) shall not exceed an aggregate of 50,000 shares of Common Stock.  If any SAR granted pursuant to the Plan expires or terminates for any reason before it has been exercised in full, the unpurchased shares subject to that SAR shall again be available for the purposes of the Plan.  The Company shall at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan.

Section 1.5                          Eligibility.  SARs may be granted under the Plan to such key employees (including statutory employees within the meaning of Section 3121(d) of the Code), officers, directors or consultants of the Company or a subsidiary of the Company, whether or not employees, as the Committee shall select from time to time in its discretion.
Section 1.6                          Adjustments.  If the shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split in which the Company is the surviving entity, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which SARs may be granted under this Plan.  A corresponding adjustment changing the number or kind of shares allocated to unexercised SARs that shall have been granted prior to any such change shall likewise be made.  Any such adjustment in outstanding SARs shall be made without change in the aggregate purchase price applicable to the unexercised portion of any such SAR, but with a corresponding adjustment in the price for each share covered by the SAR, and shall be made in a manner consistent with the requirements of Section 409A of the Code in order for any such SAR to remain exempt from the requirements of Section 409A of the Code.  In making any adjustment pursuant to this Section 1.6, any fractional shares shall be disregarded.
In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.

The grant of a SAR under the Plan shall not affect in any way the Rights or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure.

ARTICLE II

STOCK APPRECIATION RIGHTS
Section 2.1                          Grant.  The Committee may cause the Company to grant SARs to eligible participants under the Plan in such amounts as the Committee, in its sole discretion shall determine.  The Committee shall have complete discretion in determining the terms and conditions pertaining to such SARs consistent with the provisions of the Plan.  The grant price of a SAR shall not be less than the fair market value (as hereinafter defined) per share of the Common Stock at the time the SAR is granted.  For the purpose of the Plan, the "fair market value" per share of Common Stock on any date of reference shall be the Closing Price of the Common Stock referred to in clauses (i), (ii) or (iii) below, whichever appropriate, on the business day immediately preceding such date.  For this purpose, the Closing Price of the Common Stock on any business day shall be: (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system on which the Common Stock is principally traded, as reported in any newspaper of general circulation; (ii) if clause (i) is not applicable and the Common Stock is otherwise quoted on NASDAQ, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for the Common Stock on such system for such day; or (iii) if neither clause (i) nor (ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the preceding ten days.  If neither clause (i) nor clauses (ii) or (iii) are applicable, "fair market value" per share of Common Stock shall be such value as shall be determined by the Committee in its sole discretion, unless the Committee shall identify a different method for determining fair market value in a fair and uniform manner.

Section 2.2                          Exercise of SARs.  SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.
Section 2.3                          SAR Agreement.  Each SAR grant shall be evidenced by a SAR agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.
Section 2.4                          Term of SARs.  The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.
Section 2.5                          Payment of SAR Amount.  Upon exercise of a SAR, the grantee of the SAR shall be entitled to receive payment from the Company in an amount determined by multiplying:
(a)	The difference between the fair market value (as defined in Section 2.1) of a share of Common Stock on the date of exercise over the grant price; by
(b)	The number of shares of Common Stock with respect to which the SAR is exercised.
At the discretion of the Committee or as otherwise provided in the applicable SAR agreement, the payment upon SAR exercise shall be in cash, in shares of Common Stock of equivalent value, or in some combination thereof.
Section 2.6                          SARs Not Transferable.  Except as otherwise provided in the applicable SAR Agreement, SARs granted pursuant to this Plan may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent or distribution and may be exercised during the lifetime of a SAR grantee only by that grantee.
Section 2.7                          Termination of Employment, Disability or Death
(a)            If a SAR grantee ceases to be employed by the Company, or any subsidiary corporation, for any reason other than death or disability, any SAR granted to such grantee that is unexercised or still subject to any restrictions or conditions shall be terminated and forfeited, unless otherwise provided in the applicable SAR agreement.
(b)            If a SAR grantee becomes disabled within the meaning of Section 22(e)(3) of the Code while employed by the Company, or any subsidiary corporation, any SAR may be exercised at any time within three months after the date of termination of employment due to disability, unless a longer or shorter period is provided in the applicable SAR agreement.
(c)            If a SAR grantee dies while employed by the Company, or any subsidiary corporation, any SAR shall expire one year after the date of death, unless a longer or shorter period of exercise is provided in the applicable SAR agreement.  During this period, the SAR may be exercised, except as otherwise provided in the applicable SAR agreement, by the person or persons to whom the SAR grantee's Rights under the SAR shall pass by will or by the laws of descent and distribution, but in no event may the SAR be exercisable more than ten years from the date of grant.

(d)            Unless otherwise provided in the applicable SAR agreement, any SAR that may be exercised for a period following termination of the SAR grantee's employment may be exercised only to the extent it was exercisable immediately before such termination and in no event after the SAR would expire by its terms without regard to such termination.
(e)            Unless otherwise provided in the applicable SAR agreement, if a nonemployee director ceases to serve the Company in that capacity, the SAR grantee’s Rights upon such termination shall be governed in the manner of a SAR grantee’s Rights upon termination of employment as set forth above.
Section 2.8                          Reorganizations.  Unless otherwise provided in the applicable SAR agreement, if the Company shall be a party to any merger or consolidation in which it is not the surviving entity or pursuant to which the shareholders of the Company exchange their Common Stock for other securities or for cash in any acquisition transaction, or if the Company shall dissolve or liquidate or sell all or substantially all of its assets, or upon consummation of a tender offer approved by the Board, all SARs outstanding under this Plan, unless otherwise provided in the applicable SAR agreement, shall terminate on the effective date of such merger, consolidation, dissolution, liquidation, sale or tender offer; provided, however, that prior to such effective date, the Committee may, in its discretion, either (i) make any or all outstanding SARs immediately exercisable, (ii) authorize a payment to any SAR grantee that approximates the economic benefit that he would realize if his SAR were exercised immediately before such effective date, (iii) authorize a payment in such other amount as it deems appropriate to compensate any SAR grantee for the termination of his SAR, or (iv) arrange for the granting of a substitute SAR to any SAR grantee.
ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1                          Tax Withholding. No SAR grantee shall be entitled to issuance of a stock certificate representing shares purchased upon exercise of a SAR until such grantee has paid, or made arrangements for payment, to the Company of an amount equal to the income and other taxes that the Company is required to withhold from such person as a result of his exercise of a SAR.  In addition, such amounts as the Company is required to withhold by reason of any tax reimbursement payments made pursuant to Section 3.1 may be deducted from such payments.
Section 3.2                          Employment.  Nothing in the Plan or in any SAR agreement shall confer upon any eligible employee any Rights to continued employment by the Company or any subsidiary of the Company, or limit in any way the Rights of the Company or any subsidiary of the Company at any time to terminate or alter the terms of that employment.
Section 3.3                          Effective Date of Plan.  This Plan shall be effective March 11, 2019, the date of adoption of the Plan by the Board of Directors of the Company, subject to approval of the Plan by the shareholders of the Company by the a majority of the votes cast at a meeting at which a majority of the Company’s Common Stock is present either in person or by proxy held within 12 months of the date of adoption of the Plan by the Board.
Section 3.4                          Termination and Amendment of Plan.  The Plan may be amended, revised or terminated at any time by the Board; provided, however, that no amendment or revision shall, without the approval of the Company’s shareholders, (a) increase the maximum aggregate number of shares subject to this Plan, except as permitted under Section 1.6; (b) change the minimum purchase price for shares subject to SARs granted under the Plan; (c) extend the maximum duration established under the Plan for any SAR; or (d) permit the granting of a SAR to anyone other than those individuals described in Section 1.5 hereof.  Unless sooner terminated, the Plan shall terminate on March 11, 2029.  No SAR shall be granted under the Plan after the Plan is terminated.

Section 3.5                          Prior Rights and Obligations.  No amendment, suspension, or termination of the Plan shall, without the consent of the person who has received a SAR, alter or impair any of that person's Rights or obligations under any SAR granted under the Plan prior to such amendment, suspension, or termination.
Section 3.6                          Securities Laws.  Shares of Common Stock issuable pursuant to this Plan may, at the option of the Company, be registered under applicable federal and state securities laws, but the Company shall have no obligation to undertake such registrations and may, in lieu thereof, issue shares hereunder only pursuant to applicable exemptions from such registrations.  In the event that no such registrations are undertaken, the shares shall be issued only to persons who qualify to receive such shares in accordance with the exemption from registration on which the Company relies.  In connection with any issuance of shares or certificates under the Plan, the Committee may require appropriate representations from the recipient of such shares and take such other action as the Committee may deem necessary, including but not limited to placing restrictive legends on certificates evidencing such shares and placing stop transfer instructions in the Company's stock transfer records, or delivering such instructions to the Company's transfer agent, in order to assure compliance with any such exemptions. Notwithstanding any other provision of the Plan, no shares will be issued pursuant to the Plan unless such shares have been registered under all applicable federal and state securities laws or unless, in the opinion of counsel satisfactory to the Company, exemptions from such registrations are available.
Section 3.7                          Compliance With Section 409A of the Code.  The Plan is intended to comply with Section 409A of the Code, to the extent applicable.  Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent.  In that regard, and notwithstanding any provision of the Plan to the contrary, the Company reserves the Rights to amend the Plan or any award granted under the Plan, by action of the Committee, without the consent of any affected participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Section 409A of the Code and the regulations promulgated thereunder.